Exhibit 99


                FOR IMMEDIATE RELEASE
                July 13, 1999


 NORFOLK SOUTHERN SECOND QUARTER EPS
 WILL FALL BELOW ANALYSTS' CONSENSUS

 NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) today announced that its earnings per share for the second quarter of 1999 likely will be in the range of 18 cents to 22 cents.

      This reflects pressures on revenues and higher-than-anticipated expenses related to the integration of the Conrail properties being operated by Norfolk Southern's railroad subsidiary. As previously disclosed, the higher expenses include labor costs, equipment rents and service alteration costs to meet the immediate needs of shippers.

      Norfolk Southern does not forecast earnings or other results, and this announcement does not signal a change in its policy. Norfolk Southern will report earnings and other results at its regular meeting with analysts in New York City on July 28.

      "The Corporation's preliminary calculation of its second-quarter earnings was completed earlier today. Because of the exceptionally wide variance between the consensus estimates and our preliminary calculation, we believe it is in the best interests of the broad constituencies interested in the Conrail transaction to make this information available now," said Chairman, President and Chief Executive Officer David R. Goode.

      "While we are encouraged by improvements in our service to customers and in our railway operations, integration-related pressures on railway operating revenues and higher operating expenses are likely to continue at least through the third quarter," Goode added. "As we have repeatedly said, we will do what is required to realize the benefits of this transaction for our customers and our stockholders.

                                 -- MORE --

      "We regard these integration expenses as investments in the service opportunities and long-term operating advantages of our expanded rail network," Goode said.

      Statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Corporation's SEC filings) which could cause actual results to differ.

      Norfolk Southern Corporation, a Virginia-based holding company with headquarters in Norfolk, owns a major freight railroad, Norfolk Southern Railway Company, which operates approximately 21,600 miles of road in 22 states, the District of Columbia and the Province of Ontario.

                               # # #


 Media Contact: Bob Fort, Norfolk, 757-629-2710
 Investor Contact: Chris Neikirk, Norfolk, 757-629-2861
 NS World Wide Web Site: www.nscorp.com